UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

March 4, 2008

TriQuint Semiconductor, Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-22660	95-3654013
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2300 N.E. Brookwood Parkway

Hillsboro, Oregon 97124

(Address of principal executive offices, including zip code)

(503) 615-9000

(Registrant’s telephone number, including area code)

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

Effective as of March 9, 2008, TriQuint Semiconductor, Inc., a Delaware corporation (the “Company”), entered into an Agreement and Plan of Merger (the “Merger Agreement”) with WJ Communications, Inc., a Delaware corporation, (“WJ Communications”) and ML Acquisition, Inc., a Delaware corporation and wholly-owned subsidiary of the Company (“Merger Sub”).

The Merger Agreement

The Merger Agreement provides for the combination of the Company and WJ Communications by means of a merger of Merger Sub with and into WJ Communications (the “Merger”), with WJ Communications continuing as the surviving corporation. Following the Merger, WJ Communications will be a wholly-owned subsidiary of the Company.

As a result of the Merger, each issued and outstanding share of WJ Communications common stock that is held by the Company, WJ Communications or their direct or indirect wholly-owned subsidiaries will be cancelled. All other issued and outstanding shares of WJ Communications common stock will be exchanged for $1.00 per share cash consideration (the “Merger Consideration”) as set forth in the Merger Agreement. In addition, each holder of an option to purchase shares of common stock that has an exercise price per share that is less than the per share Merger Consideration will be entitled to receive a per share cash payment equal to the amount by which the Merger Consideration exceeds the exercise price of such option (if any), less any applicable withholding taxes. All stock options will otherwise be cancelled. Each holder of vested restricted stock and performance accelerated restricted stock units will be entitled to receive the Merger Consideration for each such vested share of stock or unit. Each holder of unvested restricted stock and performance accelerated restricted stock units will not receive the Merger Consideration, but will instead continue to hold such unvested stock or units, which will reflect the right to receive the Merger Consideration. The total purchase price will be approximately $72 million.

The Company and WJ Communications made customary representations, warranties and covenants in the Merger Agreement. Such representations and warranties are not intended to amend, supplement or supersede any statement contained in any documents filed by the Company or WJ Communications with the Securities and Exchange Commission. The statements embodied in those representations and warranties were made solely for purposes of the Merger Agreement and are subject to important qualifications and limitations agreed to in connection with negotiating the Merger Agreement, including the disclosure schedule provided by WJ Communications to the Company prior to the signing of the Merger Agreement. Moreover, certain representations and warranties in the Merger Agreement were used for the purpose of allocating risk between the Company and WJ Communications rather than establishing matters as facts. Accordingly, investors and securityholders should not rely on the representations and warranties in the Merger Agreement as characterizations of the actual state of facts about the Company or WJ Communications.

The Merger Agreement contains certain termination rights and provides that, upon the termination of the Merger Agreement under specified circumstances, WJ Communications may be required to pay the Company a termination fee equal to $2,450,000.

The consummation of the Merger is subject to the approval of WJ Communications’ shareholders, expiration or termination of any applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and other customary closing conditions. The directors of Merger Sub immediately prior to the Merger will become the directors of the surviving corporation until their respective successors are duly elected and qualified or appointed.

The foregoing description of the Merger Agreement and the Merger does not purport to be complete.

Item 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers.

At its meeting on March 4, 2008, the Compensation Committee of the Board of Directors of the Company approved an amendment to the Company’s Change of Control Policy (as amended, the “Policy”) to change the mechanics for acceleration of option vesting upon a change of control. All executive officers are eligible to participate in the Policy. If an officer has preexisting change of control benefits, the officer can choose between the Policy and the preexisting benefits. In general the Policy, as amended, provides that if a change of control occurs and an eligible officer’s employment is terminated in the period beginning ninety (90) days prior to and ending twelve (12) months after the change of control, the officer will receive certain benefits, a summary of which are provided below.

•	Officer will receive continuation of base salary for twelve (12) months.

•	A payment equivalent to the officer’s target bonus for the previous twelve (12) months will be made to officer in twenty-six (26) installments at regular payroll intervals.

•	The Company will pay officer’s COBRA premiums for twelve (12) months.

•

The closest in twenty-four (24) months’ worth of officer’s unvested options will immediately vest (prior to this amendment, the Policy provided that the officer’s furthest out twelve (12) months’ worth of unvested options would immediately vest).

•	The time period for exercising officer’s vested options shall be extended from ninety (90) days to twelve (12) months following his or her termination.

A copy of the Policy is attached as Exhibit 10.1 to this Current Report on Form 8-K.

Item 7.01	Regulation FD.

On March 10, 2008, the Company issued a press release announcing the signing of the Merger Agreement. A copy of the press release is attached hereto as Exhibit 99.1 and incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit	Description

10.1	Change of Control Policy by and between TriQuint Semiconductor, Inc. and officers of TriQuint Semiconductor, Inc.

99.1	Press release of TriQuint Semiconductor, Inc. dated March 10, 2008

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TRIQUINT SEMICONDUCTOR, INC.

By:	/s/ STEVE BUHALY
Steve Buhaly
Chief Financial Officer

Date: March 10, 2008

INDEX TO EXHIBITS

Exhibit Number	Description of Exhibit

10.1	Change of Control Policy by and between TriQuint Semiconductor, Inc. and officers of TriQuint Semiconductor, Inc.

99.1	Press release of TriQuint Semiconductor, Inc. dated March 10, 2008